Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie
FOR IMMEDIATE RELEASE		Investor Relations Coordinator
investorrelations@wtoffshore.com
713-297-8024

W&T Announces Addition to Its Board of Directors

HOUSTON, May 1, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that Dr. Nancy Chang was appointed as a new independent director to the Company’s Board of Directors. Dr. Chang will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee and as the chair of the Environmental, Safety and Governance (“ESG”) Committee. She will stand for election at the Company’s upcoming annual meeting of shareholders.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer stated, “We are very pleased to welcome Nancy to our Board of Directors. She is a a widely respected and internationally recognized scientist as well as a highly successful senior executive in both the private and public sectors. Nancy’s impressive prior experience as a member of a number of boards of directors and having served on the Board of the Federal Reserve Bank in Houston will make her a valuable member of our Board. In particular, we believe that Nancy’s experiences as founder and chief executive officer of a successful, publicly-traded company and one of the largest healthcare-focused investment management firms in the world bring unique perspectives, talents and insights to the Board. We are pleased to further increase the diversity of our Board with Nancy’s appointment, and provide her the opportunity to lead our ESG Committee where she can use her extensive and varied experience to assist us in our commitment to the highest standards of ESG and corporate governance.”

About Dr. Chang

Dr. Nancy Chang is currently serving as a member of the board of directors of Ansun Biopharma, Inc., a clinical late-stage biopharmaceutical company, where she was the Chief Executive Officer from March 2017 until July 2022. In addition to her role with Ansun Biopharma, Inc., she has also served as the Chair and Founder of Apex Capital, an investment management company focused on investments in healthcare, education and socially responsible ventures, since January 2009, and has served as President of the Tang Family Foundation since March 2009. Dr. Chang also served on the board of directors of Helix Acquisition Corp. from October 2020 until April 2022. From 2007 to 2012, Dr. Chang was the Founder, Chair and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C. Prior to that, Dr. Chang was the Co-Founder, President, Chief Executive Officer and Chair of Tanox, Inc. from 1986 to 2006, where she led the company through an initial public offering in 2000 and growth to a $1 billion public valuation until its acquisition by Genentech Inc. in 2007. From 1980 to 1986, Dr. Chang held several leadership positions at Centocor Biotech Inc., where she served as Director of Research. In addition, Dr. Chang has served on the boards of several other companies, including Charles River Laboratory International, Inc., Eddingpharm (Cayman) Inc., Crown Bioscience Inc., Applied Optoelectronics, Inc., SciClone Pharmaceuticals, Inc., BIO, and BioHouston and a number of other private companies. She has also previously served on the board of directors of the Federal Reserve Bank in Houston.

Throughout her career, she received numerous awards from academic, industrial, national and international organizations. She was named the Most Respected Woman in Biotechnology in 2005, Forbes Twenty-Five Notable Chinese Americans list in 2008 and was the first woman to receive the Biotechnology Heritage Award in 2012. She has published more than 35 papers on topics ranging from monoclonal antibodies to human immunodeficiency virus (HIV) and holds seven patents. Dr. Chang graduated from National Tsing Hua University in Taiwan and Brown University and received her Ph. D. from the Division of Medical Sciences at Harvard Medical School in 1979.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer, active in the exploration, development and acquisition of oil and natural gas properties in the Gulf of Mexico. As of December 31, 2022, the Company holds working interests in 47 offshore fields in federal and state waters (45 fields producing and 2 fields capable of producing, which include 39 fields in federal waters and 8 in state waters). The Company currently has under lease approximately 625,000 gross acres (457,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 458,000 gross acres on the conventional shelf and approximately 159,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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